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                                  EXHIBIT 10.14

                                    EXHIBIT 1
                           to Asset Purchase Agreement
                                 PROMISSORY NOTE
                                  U.S. $400,000


FOR VALUE RECEIVED, ERF Wireless, Inc., a Nevada corporation, ("Maker"), hereby promises to pay to SkyvueUSA East Central Texas, Inc. ("Payee" or "Holder") the principal sum of Four Hundred Thousand Dollars ($400,000) plus interest at the rate of six percent (6%) per annum on the unpaid balance. This Secured Promissory Note ("Note") shall be repaid by the maker in quarterly installments of principal and interests totaling $43,175.06 commencing on _________________, 2005 and continuing the first day of each calendar quarter thereafter until the entire outstanding balance has been repaid with cash or Freely Tradable shares of Maker's common stock, as set forth below. The Note shall be secured by 100% of the issued and outstanding capital stock of ERF Enterprise Network Services, Inc., a Texas corporation and a newly formed subsidiary of Maker organized for the purpose of purchasing substantially all of the assets of Payee, under a Pledge Agreement executed concurrent with this Note. The Maker may prepay the Note at any time. Furthermore, the Maker has made certain affirmative principal reduction covenants based upon future events, as set forth below. "Freely Tradable stock" shall mean fully registered securities which are not subject to any contractual, regulatory or other legal restrictions on their transfer, are free and clear of all liens and encumbrances and are freely tradable to members of the general public.

This Note was delivered as partial consideration for the Purchase Price under an Asset Purchase Agreement between Maker and Holder dated August 8, 2005. Accordingly, $25,000 of the quarterly payments on the Note shall be subject to offset by Maker (if consented to in writing by Seller Representative, such consent not to be unreasonably withheld or delayed) to address any post-closing Purchase Price adjustments and potential indemnification claims provided in writing to Seller.

All documents and instruments now or hereafter evidencing and/or securing the indebtedness evidenced hereby or any part thereof, including but not limited to this Note and the Pledge Agreement of even date, are sometimes collectively referred to herein as the "Security Documents."

USURY SAVING CLAUSE. All agreements in this Note and all other Security Documents are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, for any circumstance whatsoever, fulfillment of any provision of this Note or any other Security Document at the time performance of such provision shall be due shall involve exceeding any usury limit prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, IPSO FACTO, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if, from any circumstance whatsoever, Payee shall ever receive as interest an amount which would exceed the highest lawful rate, the


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receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Maker.

COLLATERAL CLAUSE. To secure the payment of this Note, Maker hereby grants to the Holder pursuant to a Pledge Agreement dated of even date between Maker and Holder a security interest in certain investment securities that shall consist of not less than all of the issued and outstanding shares of the capital stock of ERF Enterprise Network Services, Inc., a Texas corporation (the "Collateral") that are owned by and registered in the name of Maker.

PAYMENT IN SHARES INSTEAD OF CASH. Provided a registration statement has been declared effective covering not less than 200,000 shares of Maker's $.001 par value common stock underlying this Note, the Maker can deliver its shares in lieu of cash for any quarterly payment obligation to the Holder of the Note. Maker agreed to file a registration statement at its own expense covering shares of its common stock to allow Maker the option of using its stock in lieu of cash for any quarterly payments due on the Note. In this regard, Maker guarantees the Holder that the underlying value of the common stock used to discharge any quarterly payment shall maintain or exceed the cash value of the quarterly payment for a period of 60 days from the payment date. Otherwise, Maker shall promptly deliver additional shares or cash for any difference between the value of the common stock delivered as a quarterly payment and the value of said shares 60 days thereafter. Valuation of the shares shall be based upon the same method and will initially be based upon the average of the closing bid and ask price of Maker's common stock on the OTCBB as quoted under the symbol "ERFW." Any common stock delivered to Holder as a quarterly payment shall be fully registered securities that are not subject to any contractual, regulatory, or other legal restrictions on their transfer, are free and clear of all liens and encumbrances and are freely tradable to members of the general public.

AFFIRMATIVE COVENANTS BASED ON FUTURE EVENTS. Notwithstanding the payments terms set forth above, Maker agrees to make accelerated payments to discharge the Note based upon the occurrence of future events. In this regard, Maker agrees to prepay the Note in the event that the Holder or its designated representatives causes to be closed and made available to the Maker at least $1,000,000 in proceeds from the Maker's securities offering pursuant to its Private Placement Memorandum, ("PPM"), dated June 25, 2005 or as hereafter modified. In the event that the Holder or its designated representatives close less than $1,000,000 against Maker's PPM; then the Maker will be obligated to prepay the Note at the rate of $1.00 in principal reduction for every $2.00 in funds received by Maker from the efforts of the Holder or its designated representatives in securing funds for Maker under the PPM.

DEFAULT. Upon default, the Holder may resort to any remedy, including immediate sale of the Collateral, available to a secured party under the Uniform Commercial Code. Each of the following events or occurrences shall constitute an "Event of Default" hereunder: (a) if default is made in the payment of any monetary amount payable hereunder or under the terms of any Security Document, within ten (10) business days following the date the same is due; (b) if default is made in the performance of any other promise or obligation described herein, in any Security Document, or in any other document evidencing or securing any indebtedness of Maker to Payee following thirty (30) days prior written notice


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to Maker of such default and the failure of Maker to cure such default within said thirty (30) day period; (c) if Maker shall execute an assignment of any of its property for the benefit of creditors, fail to meet any obligations herein described, be unable to meet its debts as they mature, or be declared insolvent by any court, suffer a receiver to be appointed for any of its property, or voluntarily seek relief or have involuntary proceedings brought against it under any provision now in force or hereinafter enacted of any law relating to bankruptcy; (d) if any writ of attachment, garnishment or execution shall be issued against Maker and not quashed within thirty (30) days; (e) if any tax lien be assessed or filed against Maker and remain unsatisfied for forty-five
(45) days; and (f) failure to make the principal reduction payments within ten
(10) business days under the affirmative covenants based upon future events.

Upon the occurrence of any Event of Default, which is not cured within the time set forth above after written notice of such default is given by Payee or at any time thereafter when any Event of Default may continue, Payee may, at its option and in its sole discretion, declare the entire balance of this Note to be immediately due and payable, and upon such declaration all sums outstanding and unpaid under this Note shall become and be in default, matured and immediately due and payable, without presentment, demand, protest or notice of any kind to Maker or any other person, all of which are hereby expressly waived, anything in this Note or any other Security Document to the contrary notwithstanding.

WAIVER OF JURY TRIAL. Payee and Maker hereby agree to trial by court and irrevocably agree to waive jury trial in any action or proceeding (including but not limited to any counterclaim) arising out of or in any way related to or connected with this Note or any other Security Document, the relationship created thereby, or the origination, administration or enforcement of the indebtedness evidenced and/or secured by this Note or any other Security Document.

APPLICABLE LAW. This Note has been delivered to Payee and accepted by Payee in the State of Texas and shall be governed and construed generally according to the laws of said State, except to the extent that creation, validity, perfection or enforcement of any liens or security interests securing this Note are governed by the laws of another jurisdiction. Venue of any action brought pursuant to this Note or any other Security Document, or relating to the indebtedness evidenced hereby or the relationships created by or under the Security Documents shall, at the election of the party bringing the action, be brought in a State or United States federal court in Williamson County, Texas. Maker and Payee each waives any objection to the jurisdiction of or venue in such court and to the service of process issued by such court and agrees that each may be served by any method of process described in the State of Texas or United States Federal Rules of Civil Procedure. Maker and Payee each waive the right to claim that such court is an inconvenient forum or any similar defense.

If, in any jurisdiction, any provision of this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Note, and this Note shall be construed, to the extent of such invalidity, illegality or unenforceability (and only to such extent) as if any such provision had never been contained herein. Any such holding of invalidity, illegality or unenforceability in one jurisdiction shall not prevent valid enforcement of any affected provision if allowed under the laws of another relevant jurisdiction.


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No waiver by the holder of any payment or other right under this Note shall operate as a waiver of any other payment or right.

Executed on August ____, 2005 by the Maker.



                                          MAKER

                                          ERF Wireless, Inc.



                                          By: _________________________________

                                          Name: R. Greg Smith
                                          Title: Chief Executive Officer


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